Exhibit 99.1
Bancorp of New Jersey, Inc. Reports Continued Record Earnings
and Record Assets
August 5, 2010
Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE-AMEX: BKJ), the holding company of Bank of New Jersey, reported its strongest quarterly net income since opening in May, 2006 as well as reaching over $353 million in assets as of June 30, 2010. Net income for the second quarter of 2010 reached a record $524 thousand compared to $191 thousand for the second quarter of 2010, representing an increase of $333 thousand, or approximately 174.3%. Earnings per diluted share reached $0.10 in the second quarter of 2010 compared to $0.04 per diluted share for the same period in 2009. Net income for the first six months of 2010 exceeded $1.0 million, or $0.20 per diluted share, compared to $307 thousand, or $0.06 per share, for the first six months of 2009. The net income generated during the quarter continues the company’s trend of profitability.
During the second quarter of 2010, net interest income increased by 34.4%, or approximately $798 thousand, to $3.1 million from $2.3 million for the second quarter of 2009. During the first half of 2010, net interest income reached $6.1 million compared to $4.2 million for the first half of 2009, reflecting a 45.2% increase. The increase in net interest income, which has been a focus of management’s efforts, combined with stabilization of non-interest expense in the second quarter allowed the company to absorb an increased provision for loan losses and to increase net income. During the second quarter of 2010, non-interest expenses increased $2 thousand, or 0.1%, to $1.9 million compared to second quarter of 2009, while the provision for loan losses increased $240 thousand to $384 thousand during second quarter 2010 as compared to $144 thousand during second quarter 2009. Non-interest expense for the six months ended June 30, 2010 reflected an increase of $271 thousand to $3.8 million compared to $3.5 million for the six months ended June 30, 2009. For the six months ended June 30, 2010, the provision for loan losses was $654 thousand, a $449 thousand increase from $205 thousand for the six months ended June 30, 2009. The increase in the provision for loan losses is the result of the application of the company’s methodology, to ensure that the allowance is maintained at an adequate level.
Bancorp of New Jersey’s total assets reached a record level $353.5 million at June 30, 2010 compared to $319.6 million at December 31, 2009. The company also reached record levels in its loans, deposits, and equity as of June 30, 2010. Total loans reached $278.2 million at June 30, 2010 compared to $263.9 million at December 31, 2009, an increase of approximately $14.3 million, or approximately 5.4%. Total deposits increased to $301.2 million at June 30, 2010 from $267.1 million at December 31, 2009, an increase of approximately $34.1 million, or approximately 12.8%. Stockholders’ equity grew to $50.9 million at June 30, 2010 from $49.5 million at December 31, 2009.
Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 6 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, and Harrington Park, all in Bergen County, NJ. A seventh location in Englewood, NJ, has received regulatory approvals and is expected to open during 2010.
For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.
If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include the current economic crisis affecting the financial industry; volatility in interest rates and the shape of the yield curve; increased credit risks and risks associated with the real estate market; operating, legal, and regulatory risk; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve Board; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
INCOME STATEMENT
Net Interest Income	$3,119	$2,321	$6,120	$4,189
Provision for loan losses	384	144	654	205
Noninterest Expense, net	1,840	1,850	3,706	3,447

Pretax Income	895	327	1,760	537
Tax Expense	371	136	722	230

Net Income	$524	$191	$1,038	$307

Basic Earnings per Share	$0.10	$0.04	$0.20	$0.06
Diluted Earnings per Share	$0.10	$0.04	$0.20	$0.06

Weighted Average Shares — Basic	5,207	5,069	5,207	5,068
Weighted Average Shares — Diluted	5,228	5,069	5,224	5,068

	6/30/2010	12/31/2009
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$278,182	$263,944
Allowance for Loan Losses	3,446	2,792
Investment Securities	35,340	25,826
Total Assets	353,445	319,608
Total Deposits	301,165	267,143
Stockholders’ Equity	50,885	49,535